UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 1900 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 375-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Key Executive Severance Pay Plan

On February 17, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) recommended and the Board approved the Amended and Restated Cheniere Energy, Inc. Key Executive Severance Pay Plan (the “Amended Severance Plan”). The Amended Severance Plan amended and restated the Cheniere Energy, Inc. Key Executive Severance Pay Plan (the “Original Severance Plan”). The terms of the Original Severance Plan were previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2016 (the “Prior 8-K”) and, except as described below, are consistent with the terms in the Amended Severance Plan. The description of the Original Severance Plan set forth in Item 5.02 of the Prior 8-K is hereby incorporated by reference herein.

The Amended Severance Plan amends the Original Severance Plan to provide that in the event that an executive officer’s employment is terminated by the officer for good reason or by us without cause, and not in connection with a change in control, all of the executive officer’s outstanding unvested time-based Incentive Awards (as defined in the Amended Severance Plan) granted more than six months prior to termination would vest. The Original Severance Plan had provided for vesting of outstanding unvested time-based Incentive Awards that were granted more than three months prior to termination and that otherwise would have vested within one year following such termination.

The description of the Amended Severance Plan in this Current Report on Form 8-K is not complete and is qualified in its entirety by reference to the full text of the Amended Severance Plan, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Annual LTIP Compensation Actions

On February 17, 2017, the Compensation Committee recommended and the Board approved long-term incentive awards as part of the Company’s 2017 Long Term Incentive Program under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended, for each of the executive officers of the Company. The 2017 long-term incentive award includes restricted stock units (“RSUs”) granted pursuant to a Restricted Stock Unit Award Agreement (the “RSU Agreement”) and performance stock units (“PSUs”) granted pursuant to a Performance Stock Unit Award Agreement (the “PSU Agreement”). The following table sets forth the 2017 long-term incentive award for the Company’s President and Chief Executive Officer and Executive Vice President and Chief Financial Officer.

2017 Long-Term Incentive Awards

Executive Officer	RSU Shares	Target PSU Shares
Jack A. Fusco President and Chief Executive Officer	69,646	69,646
Michael Wortley Executive Vice President and Chief Financial Officer	16,715	16,715

Terms of the RSU and PSU Awards

The RSU awards will vest in equal installments on each of February 17, 2018, February 17, 2019 and February 17, 2020. Each PSU award is expressed in terms of a target number of shares. The actual number of shares earned under the PSUs, between 50% and 200% of the target if the threshold performance is met, will be determined based on the Company’s cumulative distributable cash flow per share from January 1, 2018 through December 31, 2019 compared to a pre-established performance target. The PSU awards will vest upon certification by the Compensation Committee of the level of achievement of the performance condition during the performance period.

Vesting is generally subject to continued employment, with exceptions in some cases, including for a change in control or termination due to death, disability or retirement. Upon a “Change in Control” or a termination by the Company without “Cause” or by the award recipient for “Good Reason”, in each instance as defined in the PSU Agreement and RSU Agreement, the RSU and PSU awards will be treated in accordance with the Amended Severance Plan. Upon a termination due to death or disability, all of the RSUs and the target number of PSUs shall vest in full immediately. Upon retirement, the RSU and PSU awards will be treated in accordance with the Cheniere Energy, Inc. Retirement Policy. Each vested RSU and PSU will be settled in one share of the Company’s common stock, $0.003 par value per share.

Milestone Award

In addition, on February 17, 2017, the Compensation Committee recommended and the Board approved a milestone award letter for each of Messrs. Fusco and Wortley communicating an award of 156,250 RSUs and 70,000 RSUs, respectively, to be granted, subject to the approval of the Compensation Committee, upon a final investment decision being made on or prior to December 31, 2018 with respect to a third train at the natural gas liquefaction and export facility at the Corpus Christi LNG terminal being developed by the Company (the “Milestone Award”). If granted, the Milestone Award will vest and be payable on February 1, 2020, subject to the award recipient’s continued employment and the terms of the applicable award agreement entered into at the time that the Milestone Award is granted.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1†	Amended and Restated Cheniere Energy, Inc. Key Executive Severance Pay Plan

†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: February 24, 2017	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1†	Amended and Restated Cheniere Energy, Inc. Key Executive Severance Pay Plan

†	Management contract or compensatory plan or arrangement.